FOR IMMEDIATE RELEASE

VAN BUREN, ARKANSAS October 22, 2009

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $82.3 million for the quarter ended September 30, 2009, a decrease of 20.6% from $103.7 million for the same quarter of 2008. We incurred a net loss of $1.6 million for the quarter ended September 30, 2009, as compared to net income of $2.4 million for the same quarter of 2008. For the quarter ended September 30, 2009, we incurred a loss per share of $0.16 as compared to earnings per share of $0.23 for the same quarter of 2008.

Base revenue decreased 19.1% to $246.4 million for the nine months ended September 30, 2009 from $304.7 million for the same period of 2008. We incurred a net loss of $4.7 million for the nine months ended September 30, 2009 as compared to net income of $2.5 million for the same period of 2008. For the nine months ended September 30, 2009, we incurred a loss per share of $0.46 as compared to earnings per share of $0.25 for the same period of 2008.

In comparing the financial results of the quarter ended September 30, 2009 to the comparable period of 2008, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“Truckload industry conditions remain challenging. Businesses continue to operate at reduced inventory levels, which has made the recession seem much worse than the actual macroeconomic contraction would suggest. The lack of freight demand has created excess tractor capacity industry wide, which, when coupled with shippers’ needs to cut transportation costs, has put severe downward pressure on freight pricing.

“However, we believe that conditions have likely bottomed and continue to remain in the current recessionary trough of freight demand. We experienced slight seasonal improvement throughout the third quarter, which resulted in our fundamental operating metrics and results improving sequentially in each month of the quarter.

“The challenging freight conditions and our resulting net loss have overshadowed the progress we have made in each initiative associated with our VEVA (Vision for Economic Value Added) strategic plan:

•

Our cost controls remain solid. Generally, variable costs fell at a similar rate to revenue during the quarter, but higher fuel costs net of fuel surcharge revenue recoveries compared to the prior year period adversely impacted our operating results by approximately $0.09 per share. The change in estimate relating to our accounting for tires as prepaid expense, which we adopted effective April 1, 2009, positively impacted our operating results by approximately $0.09 per share;

•

Our War on Accidents safety initiative continues to methodically drive down our DOT recordable accident frequency, which on a per mile basis has fallen sequentially each quarter this year and is lower year-to-date in 2009 than it was through the same period of 2008;

•	Our Project People initiative has improved the productivity of our non-driver staff, which has been reduced by 176 positions, or 21.7%, since the beginning of 2008;
•

Our Project Tech initiative is progressing. We have converted both our Intermodal and Brokerage service offerings to new operating systems, and we continue to use our internal development capabilities to create customized decision-support tools for our operating personnel;

•

Intermodal volumes are relatively flat compared to a year ago at $2.0 million, but that is primarily due to the intensified pricing competition in COFC (container-on-flat-car) markets where we experienced reduced volumes. Our primary TOFC (trailer-on-flat-car) base revenue actually improved 14.8% compared to the same quarter of 2008;

•

Our Freight Brokerage base revenue decreased 20.2% to $3.8 million for the quarter compared to the same period of 2008, which is an improvement over the 28.4% year-over-year decline during the second quarter of 2009. However, we have experienced volume growth sequentially each quarter this year and our gross operating margin has improved;

•	We have grown our owner-operator fleet by 58.9% to 143, which means now, more than ever before, a greater portion of our fleet is comprised of tractors for which we have made no capital investment;

USA Truck, Inc.

•

Our average length-of-haul declined 21.3% to 577 miles, and we experienced a corresponding 10.2% improvement in velocity (the number of times we load our fleet each week) to 3.0. However, given the shortened length-of-haul, our model actually required velocity of nearly 4.0 to meet our expectations; and,

•

For the third consecutive quarter, we have experienced year-over-year improvements in base trucking revenue per loaded mile. During the third quarter, we improved that rate 1.9% year-over-year to $1.493. The improvement is not the result of price increases to our customers, but rather is attributable to better management of our freight network and the aforementioned reduction in length of haul.

“We believe our operating model is lean and efficient, but it simply does not yet have enough freight volume to be reflected on the bottom line. Compared to a year ago, our miles per tractor per week have declined by 12.0% and our average tractor count has fallen by 10.2% to 2,292. That combination has produced insufficient revenue volume to generate an operating profit. Though things are difficult economically, we believe we have a plan to produce more revenue volume.

“For the past year, we have been methodically crafting a freight network, which we refer to as the Spider Web. This network is designed to maximize operating profit by optimizing the combination of velocity, pricing and variable costs. The design was completed and introduced to our organization in August. As we transition from our current network to the Spider Web, we anticipate that:

•	Our length-of-haul will continue to decline to 450-500 miles;
•	Our lane density will improve from nearly 6,000 lanes presently to approximately 1,400 lanes, which will allow us to better manage the fleet and reload our tractors more expeditiously;
•	Our base Trucking revenue per mile will improve between $0.10 to $0.15 depending on economic conditions; and,
•	Our velocity will improve to above 4.0, and our miles per tractor per week will improve to approximately 2,250.

“Currently, approximately one-third of our weekly loads are in Spider Web lanes, so we have significant opportunities for improvement. That improvement will not be easy in this economic environment, but we believe we can make steady progress, albeit at a slow pace. Realistically, we believe it will take a full economic cycle for us to transition to the Spider Web, and we expect the transition to be an ongoing process as the Spider Web continues to be refined. Regardless, as the lane density transition occurs, we will still retain the ability and the capacity, through our Strategic Capacity Solutions service offerings, to service customers in those lanes being affected.

“Fortunately, our cash flow continues to be relatively strong. Our debt was $15.2 million lower than at this time a year ago, and we have produced positive free cash flow (cash flow from operations less net capital expenditures) this year despite the operating loss. In addition, we have no material off-balance sheet debt. Our financial projections forecast continued compliance with our debt covenants. We are comfortable with our current liquidity, as our borrowing availability stands at approximately $44.2 million.

“Our Senior Credit Facility matures on September 1, 2010. Accordingly, during the quarter we reclassified that debt from long-term to short-term. We have begun the process of negotiating a new revolving credit facility and do not expect difficulty obtaining credit. However, we do anticipate that the pricing spreads on any new facility will be materially higher than the favorable spreads we enjoy today due to widely reported dislocations in the credit markets.

“As we previously stated, we believe industry conditions have bottomed. However, we anticipate the next two quarters will be similar to recent ones, and there will likely be sequential downward pressure on industry pricing as lower priced second and third quarter bids take effect. We believe the imbalance between industry tractor capacity and freight demand will not improve materially until businesses begin restocking their inventories, which we do not expect in the near term.”

USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month and nine-month periods indicated:

(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue:
Trucking revenue (1)	$78,445	$98,599	$236,358	$291,613
Strategic Capacity Solutions revenue (2)	3,870	5,097	10,017	13,071
Base revenue	82,315	103,696	246,375	304,684
Fuel surcharge revenue	13,856	42,393	35,676	114,770
Total revenue	96,171	146,089	282,051	419,454

Operating expenses and costs:
Salaries, wages and employee benefits	31,116	40,499	94,864	121,825
Fuel and fuel taxes	24,393	53,590	66,791	157,131
Depreciation and amortization	12,997	12,765	37,737	37,527
Purchased transportation	11,339	11,927	31,543	29,592
Operations and maintenance	6,223	7,033	19,836	20,675
Insurance and claims	5,393	7,048	16,585	22,120
Operating taxes and licenses	1,374	1,589	4,432	4,822
Communications and utilities	965	1,008	2,919	3,081
Loss (gain) on disposal of revenue equipment, net	3	(23)	1	(53)
Other	3,867	4,802	11,073	13,182
Total operating expenses and costs	97,670	140,238	285,781	409,902
Operating (loss) income	(1,499)	5,851	(3,730)	9,552
Other expenses (income):
Interest expense	655	1,164	2,261	3,507
Asset impairment charge	--	305	--	305
Other, net	(39)	(11)	(74)	(128)
Total other expenses, net	616	1,458	2,187	3,684
(Loss) income before income taxes	(2,115)	4,393	(5,917)	5,868
Income tax (benefit) expense	(477)	2,041	(1,252)	3,327

Net (loss) income	$(1,638)	$2,352	$(4,665)	$2,541

Per share information:
Average shares outstanding (Basic)	10,249	10,223	10,228	10,218
Basic (loss) earnings per share	$(0.16)	$0.23	$(0.46)	$0.25

Average shares outstanding (Diluted)	10,249	10,251	10,228	10,236
Diluted (loss) earnings per share	$(0.16)	$0.23	$(0.46)	$0.25

The following table includes key Trucking operating statistics for the three-month and nine-month periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Total miles (in thousands) (3)	58,970	74,551	179,292	224,830
Empty mile factor	10.9%	9.7%	11.1%	10.2%
Weighted average number of tractors (4)	2,292	2,551	2,344	2,549
Average miles per tractor per period	25,728	29,224	76,489	88,203
Average miles per tractor per week	1,958	2,224	1,961	2,253
Average miles per trip (5)	577	733	605	726
Base Trucking revenue per tractor per week	$2,604	$2,941	$2,586	$2,923
Number of tractors at end of period (4)	2,297	2,591	2,297	2,591
Operating ratio (6)	102.0%	94.4%	101.5%%	96.9	5%

(1)

Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight divisions and Trailer-on-Flat-Car Intermodal service offerings. The results of our Regional Freight operations, which we previously reported as a separate division, are now included as part of the results of our General Freight division.

USA Truck, Inc.

(2)

We previously referred to the operating division through which we conduct our freight brokerage operations as our “Strategic Capacity Solutions” division and the operating segment of which that division is a part as “USA Logistics.”  We now use “Strategic Capacity Solutions” to refer to that operating segment, which includes base revenue generated by two operating divisions, now referred to as Freight Brokerage and Container-on-Flat-Car Intermodal service offerings.

(3)	Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors in service plus owner-operator tractors.
(5)	Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.

Selected Balance Sheet and other financial information:
	(in thousands, except percentage data)
	September 30,	December 31,
	2009	2008
Total assets	$331,418	$332,268
Total equity	142,834	146,773
Total debt, including current maturities	102,693	97,605
Cash and cash equivalents	2,559	1,541
Total debt, less cash, to total capitalization ratio	40.8%	39.3%

	(in thousands)
	Nine Months Ended September 30,
	2009	2008
Net cash provided by operating activities	$27,146	$47,662
Capital expenditures, net	30,796	70,666

On October 21, 2009, the Board of Directors of the Company approved an authorization for the repurchase of up to 2,000,000 shares of the Company’s Common Stock expiring on October 21, 2012. The new authorization is in addition to the existing repurchase program that expires on January 24, 2010 and has 1,165,901 shares remaining for repurchase.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General and Dedicated Freight divisions and our Trailer-on-Flat-Car Intermodal service offerings. We transport commodities throughout the continental United States and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas. Our Freight Brokerage division and our Container-on-Flat-Car Intermodal service offerings provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer - (479) 471-2633